Exhibit 99.1

Gentherm Reports 2022 Fourth Quarter and Full Year Results
Provides Strategic Update with 2026 Outlook

Record Annual Revenue of $1.2 Billion

Secures Record Annual New Automotive Business Awards of $1.8 Billion

Establishes 2023 Guidance

NORTHVILLE, Michigan, February 22, 2023 /Global Newswire/ -- Gentherm (NASDAQ:THRM), a global market leader of innovative thermal management and pneumatic comfort technologies, today announced its financial results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter 2022 Highlights

•
Product revenues of $343.3 million increased 38.3% from $248.2 million in the 2021 fourth quarter. Excluding the impact of foreign currency translation and contributions from acquisitions, product revenues increased 20.9% year over year
•
Automotive revenues increased 40.0% year over year; excluding the impact of foreign currency translation and contributions from the Alfmeier acquisition, increased 22.5% year over year
•
GAAP diluted loss per share was $(0.13) as compared with earnings per share of $0.60 for the prior-year period
•
Adjusted diluted earnings per share (see table herein) was $0.47. Adjusted diluted earnings per share in the prior-year period was $0.61
•
Secured new automotive business awards totaling approximately $560 million

Full Year 2022 Highlights

•
Product revenues of $1,204.7 million increased 15.2% from $1,046.2 million in 2021. Excluding the impact of foreign currency translation and contributions from acquisitions, product revenues increased 10.6% year over year
•
Automotive revenues increased 15.6% year over year; excluding the impact of foreign currency translation and contributions from acquisitions, automotive revenues increased 11.1% year over year
•
GAAP diluted earnings per share was $0.73 as compared with $2.79 for the prior-year period
•
Adjusted diluted earnings per share (see table herein) was $1.82. Adjusted diluted earnings per share in the prior year was $3.01
•
Secured new automotive business awards totaling $1.8 billion including three full quarters of Alfmeier, a company record

“While 2022 was a year of macro-related challenges and uncertainty, our global team maintained a relentless focus and discipline in executing against our strategic priorities,” said Phil Eyler, Gentherm’s President and Chief Executive Officer.

“As we continue to further fortify our role in the future of thermal and pneumatic comfort, I commend all our team members for the success that we had in the past year, despite the challenging industry dynamics. In 2022, we achieved record revenue, secured an unprecedented $1.8 billion dollars in new automotive awards, closed our acquisitions of Alfmeier and Dacheng Medical, and continued to innovate.”

Eyler continued, “The increasing demand for our products is demonstrative of Gentherm’s position at the forefront of innovation in both the Automotive and Medical industries. We are committed to executing our four closely bound strategic imperatives Focused Growth, Extend Technology Leadership, Deliver Financial Excellence and Leverage World Class Talent and Culture, creating a flywheel of profitable growth. While we continue to effectively navigate the macroenvironment as it evolves, we remain laser-focused on capitalizing on the exciting opportunities ahead of us and driving significant shareholder value in the longer-term.”

2022 Fourth Quarter Financial Review

Product revenues of $343.3 million increased $95.1 million, or 38.3%, in the fourth quarter of 2022 compared with the prior-year period. Excluding the impact of foreign currency translation and contributions from acquisitions, product revenues increased 20.9% year over year.

Automotive revenue increased 40.0% year over year driven by contribution from the acquisition of Alfmeier as well as growth in Steering Wheel Heaters, Climate Controlled Seat, Seat Heaters, and Electronics. Adjusting for foreign currency translation and the impact of the Alfmeier acquisition, organic Automotive revenue increased 22.5% year over year. According to S&P Global’s mid-February 2023 report, actual light vehicle production in the fourth quarter of 2022 increased by 2.5% compared to the fourth quarter of 2021 in the Company’s key markets of North America, Europe, China, Japan and Korea.

Gentherm Medical revenue increased 1.6% year over year, primarily as a result of contributions from Dacheng Medical. Adjusting for the contribution from Dacheng and foreign currency translation, Medical revenues decreased 14.9%, due primarily to the reduction in capital spending in U.S. hospitals.

See the “Revenues by Product Category” table included below for additional detail.

Gross margin rate was 20.3% in the current-year period versus 27.1% in the prior-year period, primarily as a result of an impairment charge related to the exit of the non-automotive electronics business, the acquired Alfmeier business having a lower gross margin rate relative to the Company’s organic business, wage and material inflation, as well as the negative impact from foreign currency translation. These were partially offset by cost recoveries from customers and fixed cost leverage from higher unit volume.

Net research and development expenses of $23.3 million in the 2022 fourth quarter increased $4.5 million, or 24.0% over the prior-year period, primarily as a result of the additional expenses from the Alfmeier business and increased investments in ClimateSense® and battery performance solutions.

Selling, general and administrative expenses of $36.6 million in the 2022 fourth quarter increased $10.1 million, or 38.3%, versus the prior-year period. The year-over-year increase was primarily driven by $4.3 million of expenses associated with the Alfmeier and Dacheng acquisitions and additional expenses from the acquired businesses, partially offset by lower incentive compensation.

Acquisition expenses of $4.3 million in the current-year period were $4.1 million higher than the prior-year period as a result of expenses associated with the Alfmeier and Dacheng acquisitions. Restructuring expenses of $0.08 million in the current-year period were $0.15 million lower than the prior-year period. The Company recorded impairment charges of $15.7 million for write downs of inventory, intangible assets and property and equipment related to the exit of the non-Automotive electronic business in the current-year period.

As described more fully in the “Reconciliation of Net (Loss) Income to Adjusted EBITDA” table included below, the Company recorded Adjusted EBITDA of $38.2 million in the 2022 fourth quarter compared with $30.9 million in the prior-year period, an increase of $7.2 million or 23.4%.

Income tax benefit in the 2022 fourth quarter was $0.1 million, as compared with an expense of $2.5 million in the prior-year period.

GAAP diluted loss per share for the fourth quarter of 2022 was $(0.13) compared with $0.60 for the prior-year period. Adjusted diluted earnings per share, excluding impairment of intangible assets and property and equipment, non-cash purchasing accounting impact, acquisition and divestiture expenses and unrealized currency loss (see table herein), was $0.47. Adjusted diluted earnings per share in the prior-year period was $0.61.

2022 Full Year Financial Review

For full-year 2022, the Company reported product revenues of $1,204.7 million, a 15.2% increase over the prior year. Excluding the impact of foreign currency translation and contributions from acquisitions, product revenues increased 10.6% year over year.

In the Automotive segment, 2022 full-year revenue was $1,161.6 million, a 15.6% increase compared to the prior year. Revenue increased in all product categories except Electronics and Automotive Cables. Adjusting for foreign currency translation and the impact of the Alfmeier acquisition, organic Automotive revenue increased 11.1% year over year. According to IHS Markit's mid-February 2023 report for full-year 2022, actual light vehicle production increased 4.7% compared to full-year 2021 in the Company’s key markets of North America, Europe, China, Japan and Korea.

The Medical segment revenue was $43.0 million for full-year 2022, a 3.7% increase compared to the prior year. Adjusting for the contribution from Dacheng and foreign currency translation, Medical revenues decreased 1.9%, due primarily to the reduction in capital spending in U.S. hospitals.

Gross margin rate was 22.7% in 2022, a 630-basis point decrease from 2021, primarily as a result of wage and material inflation, the negative impact from industry-wide supply chain disruptions, the negative impact from foreign currency translation, the acquired Alfmeier business having a lower gross margin rate relative to the Company’s organic business, as well as an impairment charge related to the exit of the non-automotive electronics business. These were partially offset by fixed cost leverage from higher unit volume and cost recoveries from customers.

Net research and development expenses of $85.7 million in 2022 increased 14.0% primarily as a result of the additional expenses from the Alfmeier business and increased investments in ClimateSense® and battery performance solutions.

Selling, general and administrative expenses of $132.7 million in 2022 increased $23.1 million, or 21.1%, versus the prior-year period. The year-over-year increase was primarily driven by $18.8 million of expenses associated with the Alfmeier and Dacheng acquisitions and additional expenses from the acquired businesses, partially offset by lower incentive compensation.

Acquisition expenses of $22.6 million in 2022 were $21.4 million higher than the prior year as a result of expenses associated with the Alfmeier and Dacheng acquisitions as previously noted in SG&A expenses and $3.8 million realized foreign currency loss. The Company incurred $0.6 million restructuring expenses in 2022, compared to $3.9 million in the prior-year period. The Company recorded impairment charges of $15.7 million for write downs of inventory, intangible assets and property and equipment related to the exit of the non-Automotive electronic business in 2022.

As described more fully in the “Reconciliation of Net (Loss) Income to Adjusted EBITDA” table included below, the Company recorded Adjusted EBITDA of $129.8 million in 2022 compared with $157.0 million in the prior year, a decrease of $27.2 million or 17.3%.

Income tax expense in 2022 was $13.9 million, as compared with $20.4 million in the prior year. The effective tax rate was 36.2% for 2022. This rate differed from the Federal statutory rate of 21%, primarily due to non-deductible expenses associated with the acquisitions as well as unfavorable geographic mix of earnings.

GAAP diluted earnings per share for full-year 2022 was $0.73, as compared with $2.79 for the prior year. Adjusted diluted earnings per share, excluding non-cash purchase accounting impact, unrealized currency loss, restructuring expenses and other impacts (see table herein), was $1.82. Adjusted diluted earnings per share in the prior year was $3.01.

For comparison to the 2023 guidance, the Company is providing the proforma* 2022 Product Revenues and Adjusted EBITDA margin to include the results of Alfmeier from January 1st, 2022. In addition, starting with our 2023 reporting, the Company will exclude the impact of non-cash stock-based compensation from the Adjusted EBITDA results. The table below illustrates how both the 2022 results and 2022 proforma* would have been had the Company made this adjustment in 2022.

	2022	2022 Pro forma*
Product Revenue	$1.204B	$1.348B
Adjusted EBITDA Margin excluding the impact of non-cash stock-based compensation	11.4%	10.4%
Adjusted EBITDA Margin as reported	10.8%	9.8%

*Unaudited proforma information is provided for illustrative purposes only and should be read in conjunction with the consolidated financial statements to better facilitate the assessment and measurement of the Company's operating performance. Such information is not, and should not be assumed to be, an indication of the actual results of the combined company that would have been achieved or may be achieved in the future.

Guidance

The Company is providing the following guidance for full-year 2023:

•
Product revenues between $1.45 billion and $1.55 billion, based on the current forecast of customer orders, inflation and pricing recovery, light vehicle production in the Company’s key markets growing at a low single-digit rate in 2023 versus 2022 and a EUR to USD exchange rate of $1.05/Euro
•
Adjusted EBITDA between 11.5% and 13.5% of product revenues, excluding the impact of non-cash stock-based compensation
•
Full-year effective tax rate between 28% and 32%
•
Capital expenditures between $60 million and $70 million

Strategic Update and 2026 Outlook

During today’s webcast, the company will provide a strategic update that outlines the company’s strategic imperatives in the mid-term. The Company’s strategy includes:

•
Focused growth through accelerating thermal comfort growth, growing pneumatic comfort, driving battery performance solutions and expanding patient thermal solutions; all enabled by Gentherm electronics and software systems
•
Extending technology leadership in both the automotive and medical markets
•
Leveraging world class talent and culture
•
Delivering financial excellence through returning to high teens Adjusted EBITDA margin, strengthening free cash flow conversion, maintaining a strong balance sheet and a balanced capital allocation strategy

In addition, Gentherm is providing the following 2026 outlook:

•
Revenue of $2.05 - $2.35 billion
•
Adjusted EBITDA margin rate in the high teens, excluding the impact of non-cash stock-based compensation

Webcast and Conference Call

As previously announced, Gentherm will conduct a live audio webcast with a presentation from 8:00 AM – 10:00 AM Eastern Time to review these results and provide a strategic update. The live webcast and one-year archived replay of the call can be accessed on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

The dial-in number for the call is 1-877-407-4018 (callers in the U.S.) or +1-201-689-8471 (callers outside this U.S.). The passcode for the live call is 13736190.

A telephonic replay will be available at approximately two hours after the call until 11:59 PM Eastern Time on March 8, 2023. The replay can be accessed by dialing 1-844-512-2921 (callers in the U.S.), or +1-412-317-6671 (callers outside the U.S.). The passcode for the replay is 13736190.

Investor Relations Contact
Yijing Brentano

investors@gentherm.com
248.308.1702

Media Contact

Melissa Fischer

media@gentherm.com

248.289.9702

About Gentherm

Gentherm (NASDAQ: THRM) is the global market leader of innovative thermal management and pneumatic comfort technologies for the automotive industry. Automotive products include variable temperature Climate Control Seats, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery performance solutions, cable systems, lumbar and massage comfort solutions, valve system technologies, and other electronic devices. Medical products include patient temperature management systems. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets. Gentherm has more than 14,000 employees in facilities in the United States, Germany, China, Czech Republic, Hungary, Japan, Malta, Mexico, North Macedonia, South Korea, United Kingdom, Ukraine, and Vietnam. For more information, go to www.gentherm.com.

Forward-Looking Statements

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Gentherm Incorporated's goals, beliefs, plans and expectations about its prospects for the future and other future events. The forward-looking statements included in this release are made as of the date hereof or as of the date specified herein and are based on management's reasonable expectations and beliefs. Such statements are subject to a number of important assumptions, significant risks and uncertainties (some of which are beyond our control) and other factors that may cause actual results or performance to differ materially from that described in or indicated by the forward-looking statements, including but not limited to:

•
macroeconomic, geopolitical and similar global factors on the cyclical Automotive industry;
•
the production levels of our major customers and OEMs in our key markets and sudden fluctuations in such production levels, in particular with respect to models for which we supply significant amounts of product;
•
our ability to integrate our recent acquisitions and realize synergies, as well as to consummate additional strategic acquisitions and investments;
•
our ability to effectively manage new product launches and research and development;
•
increasing competition, including with non-traditional entrants;
•
the ongoing supply-constrained environment, including raw material and component shortages, manufacturing disruptions and delays, logistics challenges, inflationary and other cost pressures, and our resulting increased inventory;
•
the impact of our global operations, including our global supply chain, operations within Ukraine, economic and trade policies by various jurisdictions, and foreign currency risk and foreign exchange exposure;
•
a tightening labor market, labor shortages or work stoppages impacting us, our customers or our suppliers;
•
our achievement of product cost reductions to offset customer-imposed price reductions or other pricing pressures;
•
any security breaches and other disruptions to our information technology networks and systems, as well as privacy, data security and data protection risks;
•
our product quality and safety;

•
the evolution of the automotive industry towards electric vehicles, autonomous vehicles and mobility on demand services, and related consumer behaviors and preferences;
•
the development of and market acceptance of our existing and future products;
•
our borrowing availability under our revolving credit facility, as well ability to access the capital markets, to support our planned growth;
•
our increased level of indebtedness and compliance with our debt covenants;
•
the effects of climate change and catastrophic events, as well as regulatory and stakeholder-imposed requirements to address climate change and other sustainability issues;
•
our efforts to optimize our global supply chain;
•
our ability to project future sales volume based on third-party information, based on which we manage our business;
•
our ability to convert new business awards into product revenues;
•
any loss or insolvency of our key customers and OEMs, or key suppliers;
•
risks associated with our manufacturing processes;
•
the extensive regulation of our patient temperature management business;
•
the protection of our intellectual property in certain jurisdictions;
•
our compliance with anti-corruption laws and regulations; and
•
legal and regulatory proceedings and claims involving us or one of our major customers.

The foregoing risks should be read in conjunction with the Company's filings with the Securities and Exchange Commission (the “SEC”), including “Risk Factors,” in its most recent Annual Report on Form 10-K and subsequent SEC filings, for a discussion of these and other risks and uncertainties. In addition, with reasonable frequency, we have entered into business combinations, acquisitions, divestitures, strategic investments and other significant transactions. Such forward-looking statements do not include the potential impact of any such transactions that may be completed after the date hereof, each of which may present material risks to the Company’s future business and financial results.

Except as required by law, the Company expressly disclaims any obligation or undertaking to update any forward-looking statements to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

GENTHERM INCORPORATED

CONSOLIDATED STATEMENTS OF (LOSS) INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Product revenues	$343,322	$248,226	$1,204,656	$1,046,150
Cost of sales	273,514	180,864	931,006	742,519
Gross margin	69,808	67,362	273,650	303,631
Operating expenses:
Net research and development expenses	23,297	18,794	85,722	75,214
Selling, general and administrative expenses	36,584	26,461	132,693	109,554
Impairment of intangible assets and property and equipment	6,291	—	6,291	—
Restructuring expenses	76	226	637	3,857
Total operating expenses	66,248	45,481	225,343	188,625
Operating income	3,560	21,881	48,307	115,006
Interest expense, net	(3,009)	(574)	(4,294)	(2,758)
Foreign currency (loss) gain	(5,262)	1,096	(6,778)	1,487
Other income	449	104	1,147	117
(Loss) earnings before income tax	(4,262)	22,507	38,382	113,852
Income tax (benefit) expense	(57)	2,459	13,941	20,418
Net (loss) income	$(4,205)	$20,048	$24,441	$93,434
Basic (loss) earnings per share	$(0.13)	$0.61	$0.74	$2.82
Diluted (loss) earnings per share	$(0.13)	$0.60	$0.73	$2.79
Weighted average number of shares – basic	33,186	33,119	33,126	33,086
Weighted average number of shares – diluted	33,186	33,569	33,503	33,510

GENTHERM INCORPORATED

REVENUE BY PRODUCT CATEGORY AND RECONCILIATION OF FOREIGN CURRENCY TRANSLATION IMPACT

(In thousands)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Climate Control Seat (CCS)	$114,765	$96,423	19.0%	$426,046	$393,816	8.2%
Seat Heaters	73,603	61,953	18.8%	283,970	270,054	5.2%
Steering Wheel Heaters	31,780	22,357	42.1%	120,949	102,496	18.0%
Automotive Cables	17,300	17,428	(0.7)%	76,962	84,114	(8.5)%
Battery Performance Solutions (BPS)	16,512	17,329	(4.7)%	71,907	69,594	3.3%
Electronics	10,916	10,324	5.7%	44,106	51,648	(14.6)%
Lumbar and Massage Comfort Solutions (a)	34,240	—	100.0%	56,980	—	100.0%
Valve System Technologies (a)	23,438	—	100.0%	41,980	—	100.0%
Other Automotive	9,492	11,316	(16.1)%	38,716	32,911	17.6%
Subtotal Automotive segment	332,046	237,130	40.0%	1,161,616	1,004,633	15.6%
Medical segment (b)	11,276	11,096	1.6%	43,040	41,517	3.7%
Total Company	$343,322	$248,226	38.3%	$1,204,656	$1,046,150	15.2%

Foreign currency translation impact (c)	(16,500)	—		(55,109)	—
Total Company, excluding foreign currency translation impact	$359,822	$251,204	43.2%	$1,259,765	$1,024,304	23.0%

(a) Represents product revenues from Alfmeier since the acquisition date of August 1, 2022.
(b) Includes product revenues of $2,128 and $3,362 for the three and twelve months ended December 31, 2022, respectively, from Dacheng since the acquisition date of July 13, 2022.

(c) Foreign currency translation impacts for the Automotive segment and Medical segment were $(16,200) and $(300), respectively, for the three months ended December 31, 2022. Foreign currency translation impacts for the Automotive segment and Medical segment were $(53,800) and $(1,309), respectively, for the twelve months ended December 31, 2022.

GENTHERM INCORPORATED

RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net (loss) income	$(4,205)	$20,048	$24,441	$93,434
Add back:
Depreciation and amortization	13,779	9,261	44,038	38,443
Income tax (benefit) expense	(57)	2,459	13,941	20,418
Interest expense, net (a)	3,009	574	4,294	2,758
Adjustments:
Restructuring expense	76	226	637	3,857
Unrealized currency loss (gain)	5,678	(1,791)	4,646	(3,136)
Acquisition expenses (b)(c)	4,261	155	22,618	1,178
Impairment of intangible assets and property and equipment	15,669	—	15,669	—
Other	(32)	—	(515)	—
Adjusted EBITDA	$38,178	$30,932	$129,769	$156,952

Product revenues	$343,322	$248,226	$1,204,656	$1,046,150
Adjusted EBITDA Margin	11.1%	12.5%	10.8%	15.0%

(a) Includes $274 and $2,772 of interest income for the three and twelve months ended December 31, 2022, respectively, related to mark-to-market adjustment of our floating-to-fixed interest rate swap agreement with a notional amount of $100,000.

(b) Includes realized foreign currency loss of $0 and $3,806 for the three and twelve months ended December 31, 2022, respectively, related to foreign currency forward contracts used to hedge the foreign currency risk associated with the forecasted purchase of Alfmeier.

(c) Includes compensation expense of $(341) and $750 for the three and twelve months ended December 31, 2022, respectively, related to accruals for Dacheng contingent payments that were negotiated with seller as part of the Dacheng acquisition. These contingent payments are expected to be paid upon the achievement of certain performance metrics and continued employment of the former majority shareholder of Dacheng.

Year Ended December 31,
2022
Adjusted EBITDA	$129,769
Non-cash stock-based compensation	7,393
Adjusted EBITDA excluding non-cash stock-based compensation	$137,162
Adjusted EBITDA Margin excluding non-cash stock-based compensation	11.4%

Year Ended December 31,
2022
Adjusted EBITDA excluding non-cash stock-based compensation	$137,162
Pro forma EBITDA impact of Alfmeier acquisition	2,565
Pro forma adjusted EBITDA excluding non-cash stock-based compensation	$139,727
Pro forma adjusted EBITDA Margin excluding non-cash stock-based compensation	10.4%

Year Ended December 31,
2022
Product revenues	$1,204,656
Pro forma revenue impact of Alfmeier acquisition	143,639
Pro forma product revenues	$1,348,295

Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP throughout this release, the Company has provided here or elsewhere information regarding adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), Adjusted EBITDA margin, adjusted earnings per share (“Adjusted earnings per share” or “Adjusted EPS”), free cash flow, Net Debt, organic revenue, revenue excluding acquired businesses and foreign currency translation, revenue excluding foreign currency translation, adjusted operating expenses, pro forma product revenues, Adjusted EBITDA excluding non-cash stock-based compensation, Adjusted EBITDA margin excluding non-cash stock-based compensation, pro forma adjusted EBITDA excluding non-cash stock-based compensation and pro forma adjusted EBITDA margin excluding non-cash stock-based compensation, each a non-GAAP financial measure. The Company defines Adjusted EBITDA as (losses) earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, and other gains and losses not reflective of the Company’s ongoing operations and related tax effects including transaction expenses, debt retirement expenses, impairment of assets held for sale, gain or loss on sale of business, restructuring expense, unrealized currency gain or loss and unrealized revaluation of derivatives. The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by product revenues. The Company defines Adjusted EPS as (losses) earnings adjusted by gains and losses not reflective of the Company’s ongoing operations and related tax effects including transaction expenses, debt retirement expenses, impairment of assets held for sale, gain or loss on sale of business, restructuring expense, unrealized currency gain or loss and unrealized revaluation of derivatives. The Company defines Free Cash Flow as Net cash (used in) provided by operating activities less Purchases of property and equipment. The Company defines Net Debt as the principal amount of all Consolidated Funded Indebtedness (as defined in the Credit Agreement) less cash and cash equivalents. The Company defines organic revenue as revenue, excluding revenue from acquired businesses. Note that in recent prior periods, the Company used organic revenue instead to be revenue excluding foreign currency translation (see below). The Company defines revenue excluding acquired businesses and foreign currency translation as revenue, excluding the revenue from acquired businesses and the estimated effects of foreign currency exchange on revenue by translating actual revenue using the prior period foreign currency exchange rates. The Company defines revenue excluding foreign currency translation as revenue, excluding the estimated effects of foreign currency exchange on revenue by translating actual revenue using the prior period foreign currency exchange rates. The Company defines adjusted operating expenses as operating expenses excluding impairment of intangible assets and property and equipment, restructuring, acquisition and divestiture expenses The Company defines pro forma product revenues as product revenues including the full year product revenues of Alfmeier. The Company defines Adjusted EBITDA excluding non-cash stock-based compensation as Adjusted EBITDA, as defined above, excluding non-cash stock-based compensation expenses. The Company defines Adjusted EBITDA margin excluding non-cash stock-based compensation as Adjusted EBITDA excluding non-cash stock-based compensation, as defined above, divided by product revenues. The Company defines pro forma Adjusted EBITDA excluding non-cash stock-based compensation as Adjusted EBITDA excluding non-cash stock-based compensation, as defined above, including the full year results of Alfmeier. The Company defines pro forma adjusted EBITDA margin excluding non-cash stock-based compensation as pro forma adjusted EBITDA excluding non-cash stock-based compensation, as defined above, divided by pro forma product revenues.

The Company’s reconciliations are included in this release or can be found in the supplemental materials furnished as Exhibit 99.2 to the Company’s Form 8-K dated February 22, 2023.

In evaluating its business, the Company considers and uses Free Cash Flow and Net Debt as supplemental measures of its liquidity and the other non-GAAP financial measures as supplemental measures of its operating performance. Management provides such non-GAAP financial measures so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis by excluding matters not indicative of the Company’s ongoing operating or liquidity results. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur revenues, expenses, and cash and non-cash obligations that are the same as or similar to some of the adjustments in our presentation of non-GAAP financial measures. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There also can be no assurance that we will not modify the presentation of our non-GAAP financial measures in the future, and any such modification may be material. Other companies in our industry may define and calculate these non-GAAP financial measures differently than we do and those calculations may not be comparable to our metrics. These non-GAAP measures have limitations as analytical tools, and when assessing the Company's operating performance or liquidity, investors should not consider these non-GAAP measures in isolation, or as a substitute for net (loss) income, revenue or other consolidated (loss) income statement or cash flow statement data prepared in accordance with GAAP.

Non-GAAP measures referenced in this release and other public communications may include estimates of future Adjusted EBITDA excluding non-cash stock-based compensation, Adjusted EBITDA margin excluding non-cash stock- based compensation and Adjusted EPS. Such forward-looking non-GAAP measures may differ significantly from the corresponding GAAP measures, due to tax expense, interest expense, and/or estimates of certain other matters that may not be indicative of the Company’s ongoing operating results some or all of which management has not quantified for the future periods.

GENTHERM INCORPORATED

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net (loss) income	$(4,205)	$20,048	$24,441	$93,434
Non-cash purchase accounting impact	3,369	2,085	9,795	8,326
Restructuring expenses	76	226	637	3,857
Unrealized currency loss (gain)	5,678	(1,791)	4,646	(3,136)
Acquisition expenses(a)(b)	4,261	155	22,618	1,178
Impairment of intangible assets and property and equipment	15,669	—	15,669	—
Other	(32)	—	(515)	—
Tax effect of above	(9,185)	(339)	(16,205)	(2,896)
Adjusted net income	$15,631	$20,384	$61,086	$100,763

Weighted average shares outstanding (in thousands):
Basic	33,186	33,119	33,126	33,086
Diluted	33,186	33,569	33,503	33,510

(Loss) earnings per share, as reported:
Basic	$(0.13)	$0.61	$0.74	$2.82
Diluted	$(0.13)	$0.60	$0.73	$2.79
Adjusted earnings per share:
Basic	$0.47	$0.62	$1.84	$3.05
Diluted	$0.47	$0.61	$1.82	$3.01

(a) Includes realized foreign currency loss of $0 and $3,806 for the three and twelve months ended December 31, 2022, respectively, related to foreign currency forward contracts used to hedge the foreign currency risk associated with the forecasted purchase of Alfmeier.

(b) Includes compensation expense of $(341) and $750 for the three and twelve months ended December 31, 2022, respectively, related to accruals for Dacheng contingent payments that were negotiated with seller as part of the Dacheng acquisition. These contingent payments are expected to be paid upon the achievement of certain performance metrics and continued employment of the former majority shareholder of Dacheng.

GENTHERM INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	December 31,
	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$153,891	$190,606
Accounts receivable, net	247,131	182,987
Inventory, net	218,248	159,477
Other current assets	64,597	32,775
Total current assets	683,867	565,845
Property and equipment, net	244,480	155,270
Goodwill	119,774	66,033
Other intangible assets, net	73,933	37,554
Operating lease right-of-use assets	29,945	24,387
Deferred income tax assets	69,840	69,630
Other non-current assets	17,461	16,624
Total assets	$1,239,300	$935,343
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$182,225	$122,727
Current lease liabilities	7,143	5,669
Current maturities of long-term debt	2,443	2,500
Other current liabilities	93,814	82,193
Total current liabilities	285,625	213,089
Long-term debt, less current maturities	232,653	36,250
Non-current lease liabilities	20,538	19,789
Pension benefit obligation	3,638	6,832
Other non-current liabilities	24,573	5,577
Total liabilities	$567,027	$281,537
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized 33,202,082 and 33,008,185 issued and outstanding at December 31, 2022 and December 31, 2021, respectively	122,658	118,646
Paid-in capital	5,447	5,866
Accumulated other comprehensive loss	(46,489)	(36,922)
Accumulated earnings	590,657	566,216
Total shareholders’ equity	672,273	653,806
Total liabilities and shareholders’ equity	$1,239,300	$935,343

GENTHERM INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2022	2021
Operating Activities:
Net income	$24,441	$93,434
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,394	38,780
Deferred income taxes	(7,322)	(150)
Stock based compensation	6,599	14,530
Loss on disposition of property and equipment	771	973
Impairment of intangible assets and property and equipment	6,291	—
Provisions for inventory	15,923	2,499
Other	721	(271)
Changes in assets and liabilities:
Accounts receivable, net	(44,221)	25,099
Inventory	(40,322)	(39,873)
Other assets	(11,906)	10,307
Accounts payable	28,314	8,166
Other liabilities	(8,736)	(7,919)
Net cash provided by operating activities	14,947	143,076
Investing Activities:
Purchases of property and equipment	(39,703)	(38,468)
Proceeds from the sale of patents and property and equipment	248	22
Acquisition of businesses, net of cash acquired	(205,487)	(2,827)
Proceeds from deferred purchase price of factored receivables	5,538	—
Cost of technology investments	(495)	(7,557)
Net cash used in investing activities	(239,899)	(41,273)
Financing Activities:
Borrowings on debt	207,000	—
Repayments of debt	(13,272)	(153,243)
Proceeds from the exercise of Common Stock options	1,670	8,279
Taxes withheld and paid on employee's share-based payment awards	(5,471)	(4,108)
Cash paid for the repurchase of Common Stock	—	(20,000)
Acquisition contingent consideration payment	—	(69)
Net cash provided by (used in) financing activities	189,927	(169,141)
Foreign currency effect	(1,690)	(2,844)
Net (decrease) in cash and cash equivalents	(36,715)	(77,739)
Cash and cash equivalents at beginning of period	190,606	268,345
Cash and cash equivalents at end of period	$153,891	$190,606
Supplemental disclosure of cash flow information:
Cash paid for taxes	$21,645	$14,857
Cash paid for interest	$6,338	$2,378